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                                                                   EXHIBIT 10.27

                              [LOGO APPEARS HERE]

              [LETTERHEAD OF RECOMBINANT BIOCATALYSIS(TM) INC.]


                                                              February 3, 1997

Mr. R. Patrick Simms
7353 Swan Point Way
Columbia, MD 21045

Dear Pat:

We are pleased to offer you employment by Recombinant BioCatalysis, Inc. (RBI) on the following terms:


TITLE:               Vice President - Process Engineering and Manufacturing

BASE SALARY:         $165,000 per annum, with increases at the discretion of the
                     Board of Directors.

ANNUAL BONUS:        An annual bonus of up to 20% of base salary based upon a
                     combination of the Company's performance against the Business Plan and your performance against agreed upon goals.

EQUITY: The Company will grant you a series of options over the next five years with the intent of providing you with an equity interest in the Company equal to ten times your base salary. In February 1997 the Board will grant you an option on 200,000 shares at the fair market value as determined by the Board of Directors (currently $.146 per share). On each subsequent March, the Board will grant you additional shares subject to your continued satisfactory employment with the Company. Each option grant will vest over a four year period with 25% vesting on the first anniversary of the grant.

SEVERANCE ON
TERMINATION WITHOUT
CAUSE: Up to six months base salary and benefits paid monthly until new employment begins. For cause terminations are those defined in the 1994 Stock Option Plan.

EQUITY PURCHASE:     You will be permitted to purchase $50,000 of the Series B
                     Convertible Preferred Stock at the same price and on the same terms as the other Series B investors at any time up to March 31, 1997. Payment may be in the form of a recourse note payable with interest over a 4 year period.

BENEFITS:            You will be entitled to the Company's health, dental,
                     disability, life insurance, 401(k) and other benefits on the same terms as other officers.

VACATION:            Four weeks.

RELOCATION:          As you know, the Company is relocating its Corporate
                     headquarters from Sharon Hill, PA to San Diego, CA in the first quarter 1997. Until the move is completed, RBI needs you to be flexible in working both in Sharon Hill and La
                     Jolla. Upon completion of the Corporate move, the Company will offer you the following relocation package from your home in Maryland: (i) two Company paid

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                     house or apartment hunting visits to San Diego; (ii)
                     mortgage and closing cost, excluding points, for both Maryland and California; (iii) moving costs; and (iv) a gross up for tax purposes of any taxable income associated with the move or interim living expenses. The above is limited to a maximum of $50,000.

INTERIM LIVING
EXPENSES:            Will be paid by RBI up to $3,000 per month, until your
                     Maryland home is sold.

AGREEMENTS:          As a condition of employment you will be required to sign
                     RBI's standard form of invention, non-disclosure and non-compete agreement. An offer of employment will be subject to a satisfactory medical examination.

This offer, is open to February 5, 1997 and your employment is to commence by March 1, 1997.

Please give me a call when you have had a chance to review this. If acceptable, please sign and return one copy of this letter.

Pat, we are all convinced that you will make a tremendous contribution to RBI.

                                          Best personal regards,


                                          /s/ Terrance J. Bruggeman
                                          Terrance J. Bruggeman
                                          Chairman and Chief Executive Officer

ACCEPTED:

/s/ R. Patrick Simms
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R. Patrick Simms


    2/3/97
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Date